Exhibit 10.4

ESSENDANT INC.

2015 LONG-TERM INCENTIVE PLAN

Cash Match Award Agreement

This Award Agreement (this “Agreement”), dated [INSERT DATE] (the “Award Date”), is by and between [INSERT NAME] (the “Participant”), and Essendant Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Essendant Inc. 2015 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion, the Committee (and to the extent applicable, the Board) has determined that Participant should receive a Cash Incentive Award pursuant to the Plan, on the following terms and conditions:

1.	Grant. The Company hereby grants to Participant an award (the “Award”) of $[INSERT AMOUNT]. The Award will be subject to the terms and conditions set forth in the Plan and this Agreement.
2.

Vesting; Effect of Date of Termination. The Award will vest in three annual increments of one-third on each of [INSERT DATES] (the “Scheduled Vesting Dates”), provided that the Participant’s Date of Termination has not occurred before a Scheduled Vesting Date, and provided further that (i) the cumulative Earnings Per Share (as defined in paragraph 2(d)) of the Company for the [INSERT PERIOD] ending on the [INSERT DATE] Scheduled Vesting Date is at least $[INSERT AMOUNT] per share, (ii) the cumulative Earnings Per Share of the Company for the [INSERT PERIOD] ending on the [INSERT DATE] Scheduled Vesting Date is at least $[INSERT AMOUNT] per share, and (iii) the cumulative Earnings Per Share of the Company for the [INSERT PERIOD] ending on the [INSERT DATE] Scheduled Vesting Date is at least $[INSERT AMOUNT] per share. For the avoidance of doubt, a failure to satisfy the Earnings Per Share requirement for the December 31, 2018 Scheduled Vesting Date shall not affect whether vesting occurs for the December 31, 2019 Scheduled Vesting Date. If the Participant’s Date of Termination occurs for any reason before the Participant’s entire Award has vested under this Agreement, the portion of the Award that has not theretofore become vested will be forfeited on and after the Participant’s Date of Termination, subject to the following:

(a)

If the Participant’s Date of Termination occurs by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 2(c)), a portion of the Award that has not otherwise vested under this Agreement will become vested as of the Participant’s Date of Termination. That portion of the then unvested portion of the Award shall be determined by multiplying (i) the portion of the Award that would otherwise be eligible to vest on the next Scheduled Vesting Date following the Date of Termination by (ii) a fraction, the numerator of which shall be the number of whole months elapsed from the Scheduled Vesting Date immediately prior to the Date of Termination (or the Award Date if there was no Scheduled Vesting Date prior to the Date of Termination) to the Date of Termination, and the denominator of which shall be twelve.

(b)

If, prior to the final Scheduled Vesting Date, the Participant’s Date of Termination occurs by reason of termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, then the Award will be fully vested as of the Participant’s Date of Termination.

(c)

For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his or her duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period. Notwithstanding the foregoing, to the extent necessary to cause the Award to comply with the requirements of Code Section 409A, “Permanent and Total Disability” shall mean a “disability” as described in Treasury Regulations Section 1.409A-3(i)(4).

(d)

“Earnings Per Share” will be as adjusted and reported in The Company’s quarterly earnings releases in the table setting forth reconciliations of non-GAAP financial measures and re-calculated based on accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body in place as of December 31, 2016, and adjusted to eliminate the effects of any and all of the following (net of any tax effects) to the extent not already included in the aforementioned table: (i) write-offs of previously capitalized financing costs; (ii) subsidiary charitable contributions to the Essendant Charitable Foundation; (iii) projected impacts on financial results of any acquisition or disposition (including liquidation of at least 90% of the assets) of any business during the four calendar quarters immediately preceding the applicable Scheduled Vesting Date as reflected in the final financial valuation of the transaction presented to the Board prior to the Board’s approval of the transaction; (iv) impairment of goodwill and other intangible assets (as defined by ASC 350); (v) curtailment, settlement or termination of any of The Company’s pension plans (as defined in ASC 715); (vi) litigation or claim judgments and settlements, including impacts from the ongoing negotiations of the Telephone Consumer Protection Act of 1991 litigation; (vii) restructuring costs (as defined by ASC 420); (viii) establishment of allowances for doubtful accounts related to specific customer accounts receivable or prepaid rebates that materially impact The Company’s financial statements; and (ix) consulting fees and expenses related to The Company’s transformation program.

Except as otherwise specifically provided, the Company will not have any further obligations to Participant under this Agreement if the Award is forfeited as provided herein.

3.

Settlement. If all or any portion of the Award becomes pursuant to Section 2, the vested portion of the Award shall be paid to the Participant promptly following the applicable Scheduled Vesting Date or Date of Termination.

4.

Restrictive Covenants; Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover amounts paid in respect of the Award to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company. Furthermore, and in consideration of the grant of the Award under the terms of this Agreement and in recognition of the fact that Participant has received and will receive Confidential Information (as defined in paragraph 4(e)(iv)) during Participant’s Service (as defined in paragraph 4(e)(v)), Participant agrees to be bound by the restrictive covenants set forth in paragraphs 4(a), 4(b), 4(c), and 4(d), below (the “Restrictive Covenants”). In addition, but subject to the last sentence of this paragraph, Participant agrees that if Participant violates any provision of such Restrictive Covenants, then (i) the unvested portion of this Award shall immediately become null and void, and (ii) any amount paid to Participant hereunder at any time during the three-year period immediately preceding the date on which such violation occurred shall, upon demand from the Company at any time after discovery of the violation of a Restrictive Covenant or other imposition of a claw back, be repaid to the Company. Subject to the last sentence of this paragraph and any applicable limitations of Code Section 409A, by accepting this Agreement, Participant consents to a deduction from any amounts the Company owes Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of the amounts Participant owes the Company under this Section 4. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes pursuant to this Section 4, Participant hereby agrees to pay immediately the unpaid balance to the Company. Notwithstanding the foregoing, if and to the extent that a violation of a Restrictive Covenant is curable at the time of discovery by the Company, Participant will not be deemed to have violated such Restrictive Covenant unless and until the Company gives Participant written notice of such violation and Participant fails to cure such violation within 30 calendar days after receipt of such written notice.

(a)

Confidential Information. Participant acknowledges that during the course of his or her Service, he or she has received and will receive Confidential Information. Participant further acknowledges that he or she has received a copy of the Company’s Confidentiality and Nondisclosure Policy. Participant acknowledges and agrees that it is his or her responsibility to protect the integrity and confidential nature of the Confidential Information, both during and after his or her Service, and Participant shall not directly or indirectly use, disclose, disseminate, or otherwise make available any such Confidential Information, either during or after the term of his or her Service, except as necessary for the performance of his or her duties to the Company or as expressly permitted in writing by the Company.

(b)

Competitive Activities. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not engage in any Competitive Activity (as defined in paragraph 4(e)(iii)). Participant’s obligations under this paragraph 4(b) shall apply in any geographic territory in which the Company conducts its business during the term of Participant’s Service. In the event that any portion of this paragraph 4(b) shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c)	Non-Solicitation. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not:
(i)

solicit, induce or attempt to solicit or induce any employee, consultant, or independent contractor of the Company (each, a “Service Provider”) to leave or otherwise terminate such Service Provider’s relationship with the Company, or in any way interfere adversely with the relationship between any such Service Provider and the Company;

(ii)

solicit, induce or attempt to solicit or induce any Service Provider to work for, render services to, provide advice to, or supply Confidential Information or trade secrets of the Company to any third person, firm, or entity;

(iii)	employ, or otherwise pay for services rendered by, any Service Provider in any business enterprise with which Participant may be associated, connected or affiliated;
(iv)

call upon, induce or attempt to induce any current or potential customer, vendor, supplier, licensee, licensor or other business relation of the Company for the purpose of soliciting or selling products or services in direct competition with the Company or to induce any such person to cease or refrain from doing business with the Company, or in any way interfere with the then-existing or potential business relationship between any such current or potential customer, vendor, supplier, licensee, licensor or other business relation and the Company;

(v)

call upon any entity that is a prospective acquisition candidate that Participant knows or has reason to know was called upon by the Company or for which the Company made an acquisition analysis for the purpose of acquiring such entity; or

(vi)

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any Service Provider of the Company to carry out any such activity.

(d)

Other Restricted Activities. During Participant’s Service and for two years after the later of (i) termination of Participant’s Service for any reason whatsoever or (ii) the Scheduled Vesting Date, Participant shall not engage in any other activity that is inimical, contrary or harmful to the interests of the Company including, but not limited to, (A) conduct related to Participant’s Service for which either criminal or civil penalties against Participant may be sought, (B) violation of Company policies, including, without limitation, the Company’s insider trading policy, or (C) participating in a hostile takeover attempt.

(e)	Definitions. For purposes of this Section 4, the following terms shall have the following definitions:
(i)	The term “Company” shall include any Subsidiary of the Company that may exist at a given time.
(ii)

The term “Competing Business” shall mean any business activities that are directly or indirectly competitive with the business conducted by the Company or its Subsidiaries at or prior to the date of the termination of Participant’s Service, all as described in the Company’s periodic reports filed pursuant to the Exchange Act (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information.

(iii)

The term “Competitive Activity” shall mean directly or indirectly investing in, owning, operating, financing, controlling, or providing services to a Competing Business if the nature of such services are the same as or similar in position scope and geographic scope to any position held by Participant during the last two years of his or her employment with the Company, such that Participant’s engaging in such services on behalf of a Competing Business does or may pose competitive harm to the Company, provided that passive investments of less than a 2% ownership interest in any entity that is a Competing Business will not be considered to be a “Competitive Activity.”

(iv)

The term “Confidential Information” has the meaning set forth in the Company’s Confidentiality and Nondisclosure Policy. Confidential Information includes not only information contained in written or digitized Company documents but also all such information that Participant may commit to memory during the course of his or her Service. “Confidential Information” does not include information that is available in reasonably similar form to the general public through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(v)

Participant will be deemed to be in “Service” to the Company so long as he or she renders continuous services on a periodic basis to the Company in the capacity of an employee, director, consultant, independent contractor, or other advisor (but, in the case of Participant’s continued Service as a consultant, independent contractor, or other advisor, only as determined by the Committee or the Board, in its sole and absolute discretion, following Participant’s initial Service as an employee or director).

(f)

Equitable Relief; Enforceability. By accepting this Agreement and the Award granted hereby, Participant agrees that the Restrictive Covenants set forth in this Section 4 are reasonable and necessary to protect the legitimate interests of the Company. In the event a violation of any of the restrictions contained in this Section 4 is established, the Company shall be entitled to seek enforcement of the provisions of this Section 4 through proceedings at law or in equity in any court of competent jurisdiction, including preliminary and permanent injunctive relief. In the event of a violation of any provision of paragraphs (b), (c), or (d) of this Section 4, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith. Participant is aware that there may be defenses to the enforceability of the Restrictive Covenants set forth in this Section 4, based on time or territory considerations, and Participant knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waives any and all such defenses and agrees that he or she will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing the Restrictive Covenants.

(g)

DTSA Disclosure. Participant is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

(i)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.	No Right to Employment. Nothing herein confers upon Participant any right to continue in the employ of the Company or any Subsidiary.
6.

Nontransferability. Except as otherwise provided by the Committee or as provided in Section 2, and except with respect to cash delivered in settlement of the Award, Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by Participant by will or by the laws of descent and distribution. Issuance of cash in settlement of the Award will be made only to Participant; or, if the Company has been provided with evidence acceptable to it that Participant is legally incompetent, Participant’s personal representative; or, if Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with the Company’s applicable procedures. The Company may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein. Any effort to otherwise assign or transfer any Award or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of Participant and his or her beneficiary in and under this Agreement.

7.

Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Award and to make all interpretations and determinations necessary or appropriate for the administration of this Agreement, including the enforcement of any recovery of payments pursuant to Section 4 or otherwise. Any interpretations of the terms of the Plan or this Agreement by the Committee and any decisions made by it are final and binding on Participant and all other persons. Any inconsistency between this Agreement and the terms of the Plan shall be resolved in favor of the terms of the Plan except to the extent such resolution would result in a violation of Code Section 409A.

8.

Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

9.

Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall conform with the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by Participant from the office of the Secretary of the Company. In addition, this Agreement and Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

10.

Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and Participant and, as and to the extent provided herein and in the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

11.

Amendment and Waiver. This Agreement may be amended as described in the Plan, and may otherwise be amended by written agreement between the Company and Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

12.

Section 162(m) Compliance. To the greatest extent it is reasonably appropriate, the Award represented by this Agreement is intended to be “performance-based compensation” as defined under the Plan to meet the requirements for Section 162(m) of Code, and shall be administered pursuant to such intent. Consistent with Section 162(m) of the Code, the Committee shall not have the discretionary right to increase the value of the Award.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Participant have duly executed this Agreement effective as of the Award Date.

ESSENDANT INC.	PARTICIPANT
By:	______________________________
Charles Crovitz	[[FIRSTNAME]] [[LASTNAME]]
Chairman of the Board

[Signature Page to Cash Match Award Agreement]